Exhibit 99.1

Gladstone Capital Announces Increase in Monthly Cash Distributions for

January, February and March 2023 and Conference Call Date

MCLEAN, VA, January 10, 2023– Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following monthly common stock cash distributions for January, February and March 2023 and also announced its plan to report earnings for its first fiscal quarter ended December 31, 2022. The distribution amount noted below represents a 7.1% increase in the monthly distribution run rate (from $0.07 in December 2022 to $0.075, starting in January 2023).

Cash Distributions:

Common Stock: $0.075 per share of common stock for each of January, February and March 2023, payable per the table below.

Record Date	Payment Date	Cash Distribution
January 20	January 31	$0.075
February 17	February 28	$0.075
March 17	March 31	$0.075

Total for the Quarter:		$0.225

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the first fiscal quarter ended December 31, 2022, after the stock market closes on Monday, February 6, 2023. The Company will hold a conference call Tuesday, February 7, 2023 at 8:30 a.m. ET to discuss its earnings results. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through February 14, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13734659.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, (703) 287-5893